Exhibit 99.1

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0) 1256 894000 Fax +44 (0) 1256 894708 www.shire.com

Press Release

SHIRE ANNOUNCES $800 MILLION EQUITY FINANCING
IN CONNECTION WITH ACQUISITION OF NEW RIVER

Basingstoke, UK and Philadelphia, US – February 20, 2007 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) (“Shire”) announces today that, to part-finance its proposed acquisition (by way of tender offer and merger) of New River Pharmaceuticals Inc, it plans to raise approximately $800 million by way of a private placement of new ordinary shares to certain institutional investors worldwide.

Based on the closing price of Shire shares on the London Stock Exchange on February 19, 2007 of £10.75, an $800 million equity issue would result in the issue of approximately 38 million new Shire ordinary shares, representing approximately 7.5% of the current outstanding ordinary share capital of Shire. This equity financing is expected to close within 48 hours of this announcement.

The new ordinary shares to be issued in the private placement will, when issued, be credited as fully paid and will rank pari passu in all respects with the existing issued ordinary shares of Shire, including the right to receive all dividends and other distributions declared, made or paid in respect of such ordinary shares after the date of issue of the new ordinary shares.

The securities offered have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the U.S. Securities Act of 1933.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas and Brian Piper (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

Additional Information

The tender offer described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell New River common stock. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer described in this report when they become available because they will contain important information. The tender offer statement will be filed by a subsidiary of Shire with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement will be filed by New

Registered in England 5492592 Registered Office as above

River with the SEC. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Shire or New River with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to Shire at Hampshire International Business Park, Chineham, Basingstoke, Hampshire, England, RG24 8EP, attention: Investor Relations. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to New River at 1881 Grove Avenue, Radford, Virginia 24141, attention: Director of Corporate Communications.